Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                        MONTHLY REPORT - JULY 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,939.658 units) at June 30, 2004              $ 34,178,577
Additions of 78.089 units on July 31, 2004                            110,833
Redemptions of (130.869) units on July 31, 2004                      (185,745)
Offering Costs                                                        (25,563)
Net Income (Loss) - July 2004                                        (174,919)
                                                                 ------------

Net Asset Value (23,886.878 units) at July 31, 2004              $ 33,903,183
                                                                 ============

Net Asset Value per Unit at July 31, 2004                        $   1,419.32
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (554,978)
    Change in unrealized                                              114,316

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              323,539
  Interest income                                                      32,066
                                                                 ------------

                                                                      (85,057)
                                                                 ------------

Expenses:
  Brokerage fee                                                        84,810
  Performance fee                                                           0
  Operating expenses                                                    5,052
                                                                 ------------

                                                                       89,862
                                                                 ------------

Net Income (Loss) - July 2004                                   $    (174,919)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2004                        $  1,419.32

Net Asset Value per Unit on June 30, 2004                        $  1,427.70

Unit Value Monthly Gain (Loss) %                                       (0.59)%

Fund 2004 calendar YTD Gain (Loss) %                                    3.03 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

And The Summer Blahs Continue ...

July was a slightly negative month as most markets continued to oscillate in relatively narrow ranges. Interest rate instruments traded lower and then rallied on weaker than expected economic statistics, while equity indices rallied and then declined amid broad earnings disappointments. The US dollar traded in a narrow range, and the only sector to show any real life was the energy sector, where in classic whipsaw fashion we exited most of our long positions just before crude oil prices rallied to all-time highs. This is a vintage period of transition which often follows major trend reversals like those we experienced in April. It is a stage of the market cycle which could persist for much longer than any of us will enjoy, but we have the confidence to remain committed to our strategy, and will continue to manage portfolio risk aggressively as we wait for better days. In an economic environment that has confounded and confused most traders, we feel fortunate to be flat or slightly positive on the year in most of our investors' portfolios.

In the meantime if we can be of service, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO